Exhibit 99j


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Financial Highlights", "Additional Information About the Funds" and "Financial Statements" in the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 52 to the Registration Statement (No. 2-34277) being filed under the Securities Act of 1933, (No. 32 under the Investment Company Act of 1940) on Form N-1A by Stralem Fund and to the incorporation by reference therein of our report dated January 24, 2005 with respect to the financial statements and condensed financial information of the Stralem Fund consisting of the Stralem Balanced Fund and the Stralem Equity Fund included in its Annual Report (Form N-CSR) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.




/s/ Eisner LLP


New York, New York
April 25, 2005